Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

PURCHASE AND SALE AGREEMENT

dated as of June 9, 2025

between

MACROGENICS, INC.

and

SAGARD HEALTHCARE PARTNERS (DELAWARE) II LP

Table of Contents

Exhibit A Form of Bill of Sale
Exhibit B Form of Instruction Letter
Exhibit C Purchaser Account
Exhibit D Seller Account
Exhibit E Disclosure Schedules
Exhibit F License Agreement and Royalty Reports
Exhibit G Press Release
Exhibit H Incyte Consent
Exhibit I Supply Agreement (Redacted)
Schedule 1.1 Knowledge Parties

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of June 9, 2025 is between MacroGenics, Inc., a Delaware corporation (the “Seller”), and Sagard Healthcare Partners (Delaware) II LP, a Delaware limited partnership (the “Purchaser”) (each of Seller and Purchaser a “Party” and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, Seller has the right to receive royalties based on Net Sales (as defined below) of the Royalty Product (as defined below) under the License Agreement (as defined below); and

WHEREAS, Seller desires to sell, assign, transfer, convey and grant to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, the Purchased Assets (as defined below), upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:
ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Action” means any claim, action, cause of action, suit, litigation, charge, summons, arbitration, mediation, investigation, opposition, interference, hearing, complaint, or other legal proceeding (whether sounding in statute, contract, tort or otherwise, whether administrative, civil or criminal, and whether brought at law or in equity).

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of greater than fifty percent (50%) of the outstanding voting securities of such Person, on an as converted basis, or otherwise the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreed Amount” has the meaning set forth in Section 7.4.
“Agreement” has the meaning set forth in the preamble.
“Applicable Termination” has the meaning set forth in Section 5.5(c).

“Article V Knowledge” means the actual knowledge of any of the officers of Seller identified in Section A of Schedule 1.1 or their direct reports, including, in each case the successors of such individuals.

“Asserted Patent” has the meaning set forth in Section 5.16.

“Asserted Patent Notification” has the meaning set forth in Section 5.16.

“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by Seller and Purchaser, substantially in the form attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Ontario are authorized or required by applicable Law to remain closed. For the avoidance of doubt, solely with respect to any notice or other communication required to be given or delivered hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, shall not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.
“Calendar Quarter” has the meaning set forth in Section 1.11 of the License Agreement.
“Calendar Year” means each twelve (12) month period ending on December 31; provided that the first Calendar Year under this Agreement shall begin on the Closing Date and end on December 31, 2025 and the last Calendar Year under this Agreement shall end on the date of expiration or termination of this Agreement.

“Claim Amount” has the meaning set forth in Section 7.4.
“Claim Notice” has the meaning set forth in Section 7.4.
“Clinical Supply Agreement” means the Development Manufacturing & Clinical Supply Agreement [***] by and between Seller and Incyte, as amended.

“Closing” has the meaning set forth in Section 6.1.
“Closing Date” has the meaning set forth in Section 6.1.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination Product” has the meaning set forth in Section 1.23 of the License Agreement.

“Commercialization” has the meaning set forth in Section 1.27 of the License Agreement.     “Confidential Information” has the meaning set forth in Section 8.1.
“Confidentiality Agreement” has the meaning set forth in Section 8.3.
“Cover” has the meaning set forth in Section 1.35 of the License Agreement.

“Confidentiality Restriction” has the meaning set forth in Section 8.6.
“Data Room” has the meaning set forth in Section 3.16.
“Debt Financing” has the meaning set forth in Section 10.3(g).

“Debt Financing Collateral Agent” has the meaning set forth in Section 10.3(g).     “Disclosing Party” has the meaning set forth in Section 8.1.
“Disclosure Schedules” means the disclosure schedules of the Seller attached hereto as Exhibit E.

“Existing Third Party Licenses” has the meaning set forth in Section 8.10(b) of the License Agreement.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.2.
“Exploit” has the meaning set forth in Section 1.45 of the License Agreement (and
“Exploiting” has a correlative meaning).

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.     “Field” has the meaning set forth in Section 1.47 of the License Agreement.
“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.

“Incyte Confidential Information” means, collectively, (a) [***], (b) any and all Confidential Information (as defined in the License Agreement) disclosed by or on behalf of Incyte under the License Agreement [***], (c) any and all other information that is otherwise disclosed by or on behalf of Incyte to Seller on a confidential basis and (d) [***].

“Incyte” means Incyte Corporation, a Delaware corporation.

“Incyte Consent” means [***], by and between Seller and Incyte, a copy of which is attached as Exhibit H.

“Instruction Letter” means the direction letter to Incyte in the form attached hereto as Exhibit B.

“IRS” has the meaning set forth in Section 5.11(a).

“Joint Patents” has the meaning set forth in Section 9.2(e) of the License Agreement.     “Judgment” means any judgment, order, writ, assessment, ruling, verdict, injunction, stipulation, citation, award, or decree of any nature.
“Knowledge of Purchaser” means the actual knowledge after due and diligent inquiry (including, if applicable, an inquiry of direct reports), as of the date of this Agreement, of any of the officers of Purchaser identified in Section C of Schedule 1.1; provided, however, that, for purposes of clarity, “due and diligent inquiry” [***], and will be assessed on a case-by-case basis, and [***].

“Knowledge of Seller” means the actual knowledge after due and diligent inquiry (including, if applicable, an inquiry of direct reports), as of the date of this Agreement, of any of the officers of Seller identified in Section B of Schedule 1.1; provided, however, that, for purposes of clarity, “due and diligent inquiry” [***], and will be assessed on a case-by-case basis, and [***].

“Law” means, with respect to any Person, all laws (including common law), statutes, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Letter Agreements” means, collectively, the letter agreement by and between Seller and Incyte dated [***], the letter agreement by and between Seller and Incyte dated [***] and the three letter agreements by and between Seller and Incyte, each dated [***].

“License Agreement” means the Global Collaboration and License Agreement dated as of October 24, 2017, by and between Seller and Incyte, as amended by Amendments No.1, No.2, No. 3 and No. 4, dated as of March 15, 2018, April 7, 2022, July 14, 2022 and July 24, 2024, respectively, and to the extent amended by the Incyte Consent and any of the Letter Agreements, and as may be further amended, amended and restated or otherwise modified from time to time in compliance with this Agreement (including Section 5.5).

“License Agreement Termination Date” means the earliest to occur of (i) the effective date of the termination of the License Agreement in its entirety following delivery of written notice to (1) Seller by Incyte pursuant to Section 12.2 or Section 12.4 of the License Agreement or (2) Incyte by Seller pursuant to Section 12.3, Section 12.5 or Section 12.6 of the License Agreement, (ii) the effective date of the termination of the License Agreement solely as to the Royalty Product following delivery of written notice to (1) Seller by Incyte pursuant to Section 12.2 or Section 12.4 of the License Agreement or (2) Incyte by Seller pursuant to Section 12.3, Section 12.5 or Section 12.6 of the License Agreement, or (iii) the effective date of the termination of the License Agreement in its entirety or solely as to the Royalty Product, in either case, whereby, or following which, Seller receives the rights necessary to Commercialize the Royalty Product.

“Licensed Patents” has the meaning set forth in Section 1.83 of the License Agreement.

“Licensed Product” has the meaning set forth in Section 1.84 of the License Agreement.

“Licensed Technology” has the meaning set forth in Section 1.85 of the License Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), option, right of first offer or first refusal, charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means any loss, assessment, charge, cost, expense (including expenses of investigation and reasonable attorneys’ fees), fine, Judgment, obligation, or penalty.

“MacroGenics Patents” means the Licensed Patents, including any Joint Patents but excluding any Licensed Patents licensed to Seller under Existing Third Party Licenses.

“Manufacture” has the meaning set forth in Section 1.96 of the License Agreement.     “Manufacturing Process” has the meaning set forth in Section 1.99 of the License Agreement.
“Marketing Approval” has the meaning set forth in Section 1.100 of the License Agreement.

“Material Adverse Effect” means, when considered individually or in the aggregate, (a) a material adverse effect on the legality, validity or enforceability of any of the Transaction Documents or the License Agreement, (b) a material adverse effect on the ability of Seller to perform its obligations under any of the Transaction Documents or under the License Agreement, (c) a material adverse effect on the rights of Seller under the License Agreement that relate to, or involve or otherwise affect, the Purchased Assets, (d) an adverse effect on the timing, amount or duration of the Purchased Assets or (e) a material adverse effect on the rights or remedies of Purchaser under any of the Transaction Documents, including the right of Purchaser to receive the Purchased Assets.

“Material Agreements” means the License Agreement and the Supply Agreement.

    “Material Notification” means any notice, report or other material written correspondence
(or portions thereof, as applicable) delivered to Seller by Incyte or an Affiliate of Incyte to the extent that it relates to, or involves, directly, the Purchased Assets or would reasonably be likely to have a Material Adverse Effect (which, for purposes of clarity, does not include the Royalty Reports).

“Net Sales” has the meaning set forth in Section 1.107 of the License Agreement.
“New Arrangement” has the meaning set forth in Section 5.5(c).
“Non-Permitted Set-Off” means any right of set-off, counterclaim, credit, reduction or deduction, in each case by contract and exercised by Incyte in respect of a claim against Seller, including any amounts owed by Seller to Incyte, other than a Royalty Reduction or a deduction for taxes required to be withheld. For purposes of clarity, the Parties acknowledge and agree that any deduction taken by Incyte in calculating Net Sales from gross amounts invoiced for sales of the Royalty Product calculated in accordance with the definition of Net Sales set forth in the License Agreement will not be a Non-Permitted Set-Off for any purposes of this Agreement.

“Non-Warranting Parties” has the meaning set forth in Section 10.5(a).
“Party” or “Parties” has the meaning set forth in the preamble.

“Patent” has the meaning set forth in Section 1.110 of the License Agreement.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office.

“Payment Date” has the meaning set forth in Section 5.4(e).
“Payor” has the meaning set forth in Section 5.11(g).
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Post-Grant Proceeding” has the meaning set forth in Section 5.16.

“Post-Grant Proceeding Notice” has the meaning set forth in Section 5.16.
“Purchase Price” has the meaning set forth in Section 2.1(b).
“Purchased Assets” means (a) at any time at or prior to the occurrence of the Threshold Time, (i) 100% of the Royalty Interests and (ii) to the extent Seller commercializes the Royalty Product or enters into a New Arrangement in accordance with Section 5.5(c), 100% of the Seller Commercialization Royalty and (b) at any time after the Threshold Time, 0% of the Royalty Interests and 0% of the Seller Commercialization Royalty, if applicable (for purposes of clarity, notwithstanding any provision of this Agreement to the contrary, in no event shall the Purchased Assets include any Royalty Interests or Seller Commercialization Royalty to the extent that such Royalty Interests or Seller Commercialization Royalty, when aggregated with amounts previously paid to Purchaser in respect of the Purchased Assets, exceed the Threshold Amount).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means the account set forth on Exhibit C or such other account as may be designated by Purchaser in writing from time to time.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.
“Receiving Party” has the meaning set forth in Section 8.1.
“Recipient Confidentiality Breach” has the meaning set forth in Section 8.1.

“Representatives” means, collectively, with respect to any Person, the employees, officers, agents, directors, advisors, attorneys, accountants, consultants, financial advisors or other professional representatives of such Person; provided that, with respect to Purchaser or its Affiliates, Representatives will also include their respective limited partners and general partners.

“Requested Audit” has the meaning set forth in Section 5.8(a).

“Royalty Interests” means (a) all amounts owed to Seller with respect to Net Sales of the Royalty Product (or with respect to amounts allocated to Incyte and treated as Net Sales of the Royalty Product under Section 9.3(f) of the License Agreement (including by reference to Section 9.6(b) of the License Agreement)) occurring during the Royalty Interests Term under Section 8.3 or Section 12.9(b) of the License Agreement (for clarity, after giving effect to all Royalty Reductions and deductions for withholding taxes pursuant to Section 8.11 of the License Agreement applicable thereto, but excluding any Non-Permitted Set-Off), (b) all amounts owed to Seller during the Royalty Interests Term under Section 8.5(b) of the License Agreement with respect to the Royalty Product, (c) all proceeds (as defined under UCC) of the amounts described in clause (a) and clause (b), (d) any interest on any amounts described in clause (a) or clause (b) owed to Seller under Section 8.13 of the License Agreement, (e) any amounts owed to Seller under Section 8.12 of the License Agreement with respect to the amounts described in clause (a) or clause (b), to the extent payable to Purchaser or the Purchaser Account under Section 5.8(b)(i) or Section 5.8(c), (f) any amounts owed to Purchaser pursuant to Section 5.8(d), (g) any amounts owed to Purchaser pursuant to Section 5.11(f), and (h) all amounts payable by Incyte in lieu of such payments described in the preceding clauses (a) through (e), including pursuant to Section 365(n) of Title 11 of the U.S. Code in the event of rejection of the License Agreement.

“Royalty Interests Commencement Date” means July 1, 2025.

“Royalty Interests Term” means the period commencing on and including the Royalty Interests Commencement Date and ending on and including the Royalty Interests Termination Date.

“Royalty Interests Termination Date” means the earlier of (a) the date on which the Threshold Time occurs and (b) expiration of the Royalty Term for the Royalty Product (including following the termination of the License Agreement in whole or in part, applying the definition of Royalty Term in the License Agreement as if the License Agreement had not been terminated in whole or in part); provided that, for clarity in the case of (b), the Royalty Term will apply on a Royalty Product-by-Royalty Product basis.

“Royalty Product” means any of (a) Zynyz® (retifanlimab-dlwr), (b) any other Licensed Product containing a formulation in which retifanlimab-dlwr or retifanlimab is an active pharmaceutical ingredient (including any Licensed Product as part of any Combination Product) or (c) any other Licensed Product [***] (including any Licensed Product as part of any Combination Product). References to “the Royalty Product” in this Agreement shall be deemed to refer to any such Royalty Product, and for clarity, the purchase of Royalty Interests hereunder is in respect of any and all Royalty Products.

“Royalty Reduction” means any adjustments, modifications, credits, offsets, reductions or deductions to payments made under Section 8.3 of the License Agreement pursuant to Section 8.5(a), Section 8.10(a) or Section 8.10(b) of the License Agreement.

“Royalty Report” means the reports provided by Incyte to Seller with respect to the Royalty Product pursuant to Section 8.6 of the License Agreement.

“Royalty Term” has the meaning set forth in Section 1.133 of the License Agreement.     “SEC” means the U.S. Securities and Exchange Commission.
“SEC Documents” means all reports, schedules, forms, statements, and other documents (including exhibits (including without limitation this Agreement) and all other information incorporated therein) required to be filed by Seller or, if applicable, Purchaser with the SEC.

“Secondary Supply Source” has the meaning set forth in Section 5.15.
“Seller” has the meaning set forth in the preamble.
“Seller 5.6(d) Notice” has the meaning set forth in Section 5.6(d).

“Seller Account” means the account set forth on Exhibit D hereto or such other account as may be designated by Seller in writing from time to time.

“Seller Commercialization Royalty” means, an amount, calculated in a manner consistent with the manner of calculating the amount of Royalty Interests that would have been due to Seller under the License Agreement, with respect to sales of the Royalty Product under the arrangements described in clauses (i) and (ii) below as if such sales had occurred pursuant to the License Agreement, for each Calendar Year or portion thereof during the Royalty Interests Term following the License Agreement Termination Date in which Seller, pursuant to Section 5.5(c):

(i)commercializes the Royalty Product (itself or through an Affiliate) at any time while Incyte’s obligation to make royalty payments pursuant to Section 8.3 of the License Agreement would still have been in effect had the event giving rise to the License Agreement Termination Date not occurred; or

(ii)enters into a New Arrangement that provides for royalties (on a country-by-country and product-by-product basis) payable to Seller with respect to the Royalty Product at any time while Incyte’s obligation to make royalty payments pursuant to Section 8.3 of the

License Agreement would still have been in effect had the event giving rise to the License Agreement Termination Date not occurred.

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent obligations or contingent liabilities, as applicable, at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or obligation, as applicable.

“Specified Rights” means (i) [***][***], (ii) [***], (iii) [***] and (iv) Purchaser’s rights pursuant to Section 5.8.

“Summaries” means any summaries, prepared by any Person, of the contents of (i) [***], (ii) [***], or (iii) any Material Notifications.

“Supply Agreement” means the Commercial Supply Agreement dated as of September 30, 2020, by and between Seller and Incyte, as amended, and as may be further amended, amended and restated or otherwise modified from time to time, in each case, in compliance with this Agreement.

“Term” has the meaning set forth in Section 12.1 of the License Agreement.
“Territory” has the meaning set forth in Section 1.135 of the License Agreement.
“Third Party” has the meaning set forth in Section 1.136 of the License Agreement.     “Third Party Claim” has the meaning set forth in Section 7.3(a).
“Third Party Existing Licenses” means (a) that certain [***] and (b) that certain [***].

“Third Party License Credit” has the meaning set forth in Section 8.10(a) of the License Agreement.

“Threshold Amount” means $140,000,000.

“Threshold Time” means the point in time at which the Total Amount equals the Threshold Amount; provided that, if the Threshold Time has occurred, and subsequently Purchaser is required by Section 5.8(b)(ii) or Section 5.8(c) to refund, and actually does refund, to either Seller or Incyte an amount such that the Total Amount (calculated after giving effect to such refund) is less than the Threshold Amount, then, for all purposes under this Agreement and notwithstanding any other provision of this Agreement to the contrary, the Threshold Time shall be deemed not to have occurred and the Threshold Time shall be re-determined (after giving effect to such refund).

“Tier 1 Fundamental Representations” means the representations and warranties contained in Section 3.1 (Existence; Organization), Section 3.2 (No Conflicts), Section 3.3 (Authorization; Enforceability), Section 3.4 (Ownership), Section 3.8 (Compliance with Laws), Section 3.9 (Intellectual Property Matters), Section 3.10 (License Agreement), Section 3.11 (UCC Matters), and Section 3.13(c).

“Tier 2 Fundamental Representations” means the representations and warranties contained in Section 3.5 (Governmental and Third Party Authorizations), Section 3.6 (No Litigation), Section 3.7 (No Brokers’ Fees), Section 3.12 (Non-Permitted Set-Off) and Section 3.16 (Disclosure).

“Total Amount” means, as of any time:

(a)the sum of (i) the aggregate amount of all payments of Purchased Assets actually received by Purchaser at or prior to such time, including payments of Purchased Assets made by Incyte to the Purchaser Account, (ii) the aggregate amount of payments to Purchaser made pursuant to Section 5.4(a), Section 5.4(c), Section 5.5(c), Section 5.8(b)(i) (other than to the extent of amounts reimbursed to Purchaser for expenses of the Requested Audit), Section 5.8(c), Section 5.8(d) and Section 5.11(f) at or prior to such time, and (iii) the aggregate amount of proceeds that are actually received by Purchaser at or prior to such time pursuant to Section 5.6(e), less

(b) (i) all overpayments of Royalty Interests reimbursed by Purchaser to Incyte (or to Seller) pursuant to Section 5.8(b)(ii) or Section 5.8(c) at or prior to such time, and (ii) the aggregate amount of all costs and expenses paid by Purchaser (and not reimbursed to Purchaser, whether by Incyte, Seller or any other Person) at or prior to such time pursuant to Section 5.6(b) and Section 5.6(c).

    “Transaction Documents” means this Agreement, the Bill of Sale, the Incyte Consent and the Instruction Letter.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(c) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, each territory thereof and the District of Columbia.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(b) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(c)the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(d) references to the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”;

(e) the terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(f) unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein) and include any annexes, exhibits and schedules attached thereto;

(g) references to any Law shall include such Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor; provided that, for purposes of Article III and Article IV, reference to a Law shall mean such Law as in effect as of the date hereof;

(h) references to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities;

(i) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(j) the words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified;

(k) except as otherwise set forth in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and

(l) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 2.1 Purchase and Sale; Purchase Price.

(a)Upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of Purchaser by this Agreement. Without limiting the foregoing, it is understood and agreed that Purchaser shall not, by purchase of the Purchased Assets, acquire any assets or rights of Seller under, or relating to, the License Agreement other than those specified in this Agreement (including, for purposes of clarity, rights of Seller to (i) manufacturing and technology transfer payments under Article 7 of the License Agreement, (ii) milestone payments under Section 8.2 of the License Agreement, (iii) royalties on any Licensed Product other than the Royalty Product under Section 8.3 of the License Agreement, (iv) sublicense fees under Section 8.7 and Section 8.8 of the License Agreement, (v) any amounts owed to Seller pursuant to Section 8.10(b) of the License Agreement in respect of Existing Third Party Licenses and (vi) patent prosecution payments under Article 9 of the License Agreement, all of which are “Excluded Assets” for all purposes of this Agreement).

(b)The purchase price to be paid as the full consideration for the sale, assignment, transfer and conveyance of the Purchased Assets by Seller to Purchaser is Seventy Million Dollars ($70,000,000) (the “Purchase Price”).

(c)It is the intention of the Parties that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in, to, and under the Purchased Assets free and clear of all Liens, other than those created in favor of Purchaser by this Agreement. Neither Seller nor Purchaser intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from Purchaser to Seller or a pledge, a security interest, a financing transaction or a borrowing. Each of Seller and Purchaser hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in, to, and under the Purchased Assets under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller. Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurance to Purchaser in the event that, despite the intent of the Parties, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, Seller does hereby grant to Purchaser, as security for the payment of amounts to Purchaser equal to the Purchased Assets as it becomes due and payable and as may be necessary to perfect the sale of the Purchased Assets to Purchaser, a security interest in, to, and under all right, title and interest of Seller, in, to and under the Purchased Assets and any “proceeds” (as such term is defined in the UCC) thereof, and Seller does hereby authorize Purchaser, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest; provided that such financing statements shall not describe as collateral anything other than the Purchased Assets and any “proceeds” thereof (as defined in the UCC), whether now existing or hereafter created by Seller, and shall not contain an “all asset” (or words of similar effect) collateral description.

Section 2.2 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of Seller under the License Agreement). All such liabilities and obligations shall be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.3 Excluded Assets. Other than the Purchased Assets, Purchaser does not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller, including, other than the Purchased Assets, all of the rights of Seller identified in the last sentence of Section 2.1(a) (the “Excluded Assets”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

    Except as set forth on, or disclosed in, the Disclosure Schedules, Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 3.1 Existence; Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.2 No Conflicts. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not

(a) violate any provision of the certificate of incorporation or bylaws of Seller, (b) violate any provision of any Judgment applicable to Seller, to which it is a party, or by which it or any of its properties or assets are bound, (c) violate any provision of any Law applicable to Seller; nor (d) violate, breach, conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default), or require consent (other than the consent obtained in the Incyte Consent) under any provision of, or give to any Person any rights of termination, cancellation or acceleration of (i) the License Agreement or (ii) any other material contract (other than the License Agreement) to which Seller is a party or by which Seller is bound, including the Supply Agreement, except in the case of this clause (ii) for such violations, breaches, conflicts or defaults that, individually or in the aggregate and with or without the passage of time, would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Authorization; Enforceability. Seller has all necessary corporate power and authority to (a) conduct its affairs as currently conducted, including to exercise its rights and perform its obligations under the License Agreement and (b) execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller. Each of the Transaction Documents has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4 Ownership. Seller has good and valid title to the Purchased Assets, free and clear of all Liens (other than those created in favor of Purchaser and expressly contemplated by this Agreement), and is the exclusive owner of the entire right, title (legal and equitable), and interest in the Purchased Assets. Immediately following the Closing, Purchaser will have acquired, subject to the terms and conditions set forth in this Agreement, good and valid title to the Purchased Assets, free and clear of all Liens (other than those created in favor of Purchaser and expressly contemplated by this Agreement).

Section 3.5 Governmental and Third Party Authorizations. The execution, delivery, and performance by Seller of the Transaction Documents and the consummation of any of the transactions contemplated thereby do not require Seller to obtain any consent, approval, license, order, authorization or declaration from, or Seller to give any notice to, or take any action or make any registration or filing with any Governmental Authority or any other Person, except for
(a) the Instruction Letter, (b) a Current Report on Form 8-K by Seller with the U.S. Securities and Exchange Commission, and (c) the Incyte Consent.

Section 3.6 No Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, by or against Seller (a) that, individually or in the aggregate, (i) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the    Transaction Documents to which Seller is a party or (ii) would reasonably be expected to result in a Material Adverse Effect or (b) in respect of the Purchased Assets.

Section 3.7 No Brokers’ Fees. Seller has not taken any action that would entitle any Person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 3.8 Compliance with Laws.

(a) Seller (i) has not violated, nor is it in violation of, has not been given notice of any violation of, and, to the Knowledge of Seller, is not under investigation with respect to nor has it been threatened to be charged with, any violation of, any applicable Law or any Judgment, permit, or license granted, issued or entered by any Governmental Authority, other than any such violations that would not reasonably be expected to have a Material Adverse Effect, and (ii) is not subject to any Judgment of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(b) Seller has not received written notice from Incyte (i) that Incyte has violated, or is in violation of, or that Incyte has been given notice of any violation of, investigation with respect to, or threat to be charged with, any violation of, any applicable Law or any Judgment, permit, or license granted, issued or entered by any Governmental Authority, other than any such violations that would not reasonably be expected to have a Material Adverse Effect, or (ii) that Incyte is subject to any Judgment of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(c) All manufacturing operations with respect to the Royalty Product conducted by Seller have been and are being conducted in material compliance with applicable good manufacturing practice requirements enforced by the FDA and comparable Governmental Authorities.

Section 3.9 Intellectual Property Matters.

(a) Section 3.9(a) of the Disclosure Schedules sets forth a true and complete list of all MacroGenics Patents. Section 3.9(a) of the Disclosure Schedules specifies (i) with respect to each MacroGenics Patent that is an issued patent, (A) the jurisdiction in which such MacroGenics Patent has issued as a patent, (B) the patent number of such MacroGenics Patent, and (C) the record owner(s) of such MacroGenics Patent and (ii) with respect to each MacroGenics Patent that is a pending patent application, (A) the jurisdiction in which such MacroGenics Patent is pending, (B) the patent application number of such MacroGenics Patent and (C) the record owner(s) of such MacroGenics Patent.

(b) Except for the Joint Patent as set forth in Section 3.9(a) of the Disclosure Schedules, Seller is the sole and exclusive owner of the entire right, title and interest in the MacroGenics Patents, free of any Liens other than the rights granted to Incyte under the License Agreement.

(c) Each Person who has or has had any rights in or to any MacroGenics Patents that are solely owned by MacroGenics has assigned and has executed an agreement assigning its entire right, title, and interest in and to such MacroGenics Patents to Seller or its Affiliates. Seller has not received any written notice from any Person, and otherwise has no Knowledge, that there is a Person who is or claims to be an inventor under any such MacroGenics Patents that are solely owned by MacroGenics who is not a named inventor thereof.

(d) Neither Seller nor any of its Affiliates has granted to any Third Party any rights that encumber or conflict with the rights granted to Incyte under the License Agreement with respect to the Licensed Technology.

(e) Neither Seller nor any of its Affiliates has previously entered into any agreement (other than the License Agreement), whether written or oral, with respect to the assignment, transfer, license, conveyance or encumbrance of, or otherwise assigned, transferred, licensed, conveyed or encumbered its right, title, or interest in or to any Patent owned or co-owned by MacroGenics (including by granting any covenant not to sue with respect thereto) that (i) is necessary for, or would otherwise be infringed by, Exploiting the Royalty Product and (ii) would otherwise be included in the Licensed Patents but for such assignment, transfer, license, conveyance, or encumbrance.

(f) As of the date hereof, (i) all issued MacroGenics Patents are in full force and effect and subsisting; (ii) none of the MacroGenics Patents is currently involved in any interference, litigation, reissue, reexamination, inter partes review, opposition or like proceeding; and (iii) neither Seller nor any of its Affiliates has received any written notice from any Person of any such proceeding, or, to the Knowledge of Seller, is any such proceeding threatened. To the Knowledge of Seller, the MacroGenics Patents that have been issued by the applicable Patent Office are not invalid and are not unenforceable, and Seller has not received any legal opinion (however qualified) that any of the MacroGenics Patents is invalid or unenforceable.

(g) Seller has paid, or caused to be paid, all required maintenance fees and like payments with respect to the issued MacroGenics Patents solely owned by Seller, and to the Knowledge of Seller, all such fees and payments have been paid with respect to all other Licensed Patents. None of the issued MacroGenics Patents, and to the Knowledge of Seller, none of the other Licensed Patents, have lapsed, expired or otherwise been terminated other than pursuant to the expiration of their natural terms. Except for the Joint Patents, Seller has not assigned to Incyte the responsibility to prosecute and maintain any of the MacroGenics Patents.

(h) To the Knowledge of Seller, as of the date hereof, except as permitted under the licenses granted to Incyte under the License Agreement, there are no activities by third parties relating to the MacroGenics Patents (whether actual or threatened) that would constitute infringement of the MacroGenics Patents or would reasonably be expected to have a Material Adverse Effect.

(i) Seller has not [***] only to Persons bound by written confidentiality agreements. To the Knowledge of Seller, there have been no breaches or violations of any such agreements.

(j) Neither Seller nor any of its Affiliates has received any written notice from any Person of any claim or potential claim, whether or not asserted, that: (i) any of the MacroGenics Patents are invalid or unenforceable, (ii) the disclosing, copying, assigning, or licensing of the MacroGenics Patents does or would be reasonably expected to violate, infringe or misappropriate the valid intellectual property rights of a Third Party, or (iii) the use or practice of the MacroGenics Patents would be reasonably expected to, based on the development or commercialization of the Royalty Product in the Field as currently conducted by Incyte, violate, infringe or misappropriate the valid intellectual property rights of a Third Party.

Section 3.10 License Agreement.

(a) Attached hereto as Exhibit F are true, correct, and complete copies of the License Agreement [***] as of the date hereof.

(b) Other than the Transaction Documents, there is no contract, agreement or other arrangement (whether written or oral) between Seller, on the one hand, and a Third Party, on the other hand, that creates a Lien on the Purchased Assets, the Royalty Interests, the License Agreement, the Supply Agreement or the MacroGenics Patents.

(c) The License Agreement is in full force and effect and is the legal, valid, and binding obligation of Seller and Incyte, and is enforceable against Seller and Incyte, in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Seller has not received any written notice from or on behalf of Incyte challenging or threatening to challenge the validity or enforceability of the License Agreement or any obligation of Incyte thereunder, including any obligation to pay the Royalty Interests or any other payment thereunder, or to terminate the License Agreement or alleging that Seller is in default of any of its obligations under the License Agreement.

(d) Seller has not breached, and is not in violation or default under, any of its obligations in the License Agreement. To the Knowledge of Seller, Incyte has not breached, and is not in violation or default under, any of its obligations in the License Agreement.

(e) Other than the Incyte Consent and the Letter Agreements, Seller has not granted or been granted any written waiver under the License Agreement or released Incyte, in whole or in part, from any of its obligations under the License Agreement. Other than the Incyte Consent and the Letter Agreements, there are no modifications (or pending requests therefor) in respect of the License Agreement. Other than the Incyte Consent and the Letter Agreements, Seller has not received from Incyte any proposal, and has not made any proposal to Incyte, to amend or waive any provision of the License Agreement.

(f) To the Knowledge of Seller, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to give rise to a breach of any of the obligations of Seller or Incyte under the License Agreement, or, to the Knowledge of Seller, that would otherwise give Seller or such party the right to terminate the License Agreement or give Incyte the right to cease paying the Royalty Interests thereunder. Seller has not (i) given Incyte any notice of termination of the License Agreement, in whole or in part or (ii) received from Incyte any written notice of termination of the License Agreement. Seller has not received any written notice from, or given any notice to, Incyte expressing any intention to terminate the License Agreement. To the Knowledge of Seller, Incyte has no intention or plans to terminate the License Agreement.

(g) Neither Seller nor, to the Knowledge of Seller, Incyte, has sublicensed, assigned, sold, or transferred the License Agreement or any of its rights, interests, or obligations thereunder (including with respect to the Royalty Interests) to any Third Party, and Seller has not consented to any such sublicense, assignment, sale or transfer by Incyte, except as set forth in Section

3.10(g) of the Disclosure Schedules. Except as contemplated by the Transaction Documents, Seller has not encumbered, assigned, sold or transferred, in whole or in part, any of Seller’s right, title, or interest in or to the Royalty Interests.

(h) Seller has not exercised its rights to conduct an audit under Section 8.12 of the License Agreement.

(i) Seller has received all amounts indicated on Royalty Reports received to date as being owed to Seller under Section 8.3 of the License Agreement, to the extent such amounts have come due. To the Knowledge of Seller, the amounts indicated on such Royalty Reports as payable to Seller under Section 8.3 of the License Agreement are accurate for the periods covered by such Royalty Reports.

(j) Seller has not sent or received any written notice of any dispute to or from Incyte for resolution pursuant to Article 13 of the License Agreement.

(k) [***]. To the Knowledge of Seller, as of the date hereof, (i) no event has occurred that would give rise to [***] pursuant to [***] of the License Agreement and (ii) there is no basis for [***] in connection with the [***]. There are no [***] between (i) Seller [***], (ii) Seller [***] or (iii) to the Knowledge of Seller, [***], in the case of each of clause (i), clause (ii) and clause (iii), that would give rise to [***], and to the Knowledge of Seller, there are no ongoing discussions related to any such agreements. Seller has not received any written notice from [***] because of any [***].

(l) Incyte has not [***].

(m) Zynyz® (retifanlimab-dlwr) is a Licensed Product. Zynyz® (retifanlimab- dlwr) [***].

(n) Seller has provided to Purchaser in the Data Room a true, correct and complete copy of the License Agreement and a true and correct copy of the redacted Supply Agreement. Seller has not received from Incyte any Material Notification. Seller has not entered into any agreement relating to the present or future assignment, transfer, or sale of any rights in or to any portion of the Purchased Assets. Other than the Material Agreements and Letter Agreements, there are no contracts between Seller, on the one hand, and the Incyte, on the other hand, that would reasonably be expected to result in (i) an adverse effect on the Specified Rights or (ii) a Material Adverse Effect.

(o) Neither Seller nor Incyte has made any claim of indemnification under the License Agreement or the Supply Agreement.

Section 3.11 UCC Matters. Seller’s exact legal name is, [***], “MacroGenics, Inc.” Seller’s principal place of business is, [***]. Seller’s jurisdiction of organization is, and [***], the State of Delaware.[A1]

Section 3.12 Non-Permitted Set-Off. [***], and, to the Knowledge of Seller, has not had and does not [***], and, to the Knowledge of Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected [***].

Section 3.13 Regulatory, Commercialization and Manufacture.

(a) Except for [***], including pursuant to the Supply Agreement and the Clinical Supply Agreement and except as provided in Section 4.1 and Section 4.3 of the License Agreement, [***]. Seller has complied with its obligations under Section 4.1 of the License Agreement, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, Incyte has complied with its obligations to develop the Royalty Product and seek and obtain Marketing Approval for the Royalty Product as set forth in Section 4.2 of the License Agreement, except in each case as, individually or in the aggregate, would not, reasonably be expected to have a Material Adverse Effect.

(b) Incyte has been, and continues to be, and Seller is not, responsible for the marketing, promotion and commercialization of the Royalty Product under the License Agreement. To the Knowledge of Seller, Incyte has complied with its obligations related to the marketing, promotion and commercialization of the Royalty Product set forth in Section 6.1 of the License Agreement, except in each case as, individually or in the aggregate, would not, reasonably be expected to have a Material Adverse Effect.

(c) Seller has complied with its obligations under Section 7.1(a) of the License Agreement in all material respects.

(d) The [***] by and between Seller and Incyte [***] of any nature that, upon notice or passage of time or both, would reasonably be expected to [***].

(e) Attached hereto as Exhibit I is a true and correct copy of the Supply Agreement in the redacted form made available to Purchaser in the Data Room. There have been no amendments or modifications to the Supply Agreement as of the date hereof, and there is no provision that has been redacted from the Supply Agreement attached as Exhibit I that could reasonably be expected to, upon notice or passage of time or both, result in a Material Adverse Effect. The Supply Agreement is in full force and effect and is the legal, valid, and binding obligation of Seller and Incyte, enforceable against Seller and Incyte in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Seller has not received any written notice from or on behalf of Incyte challenging or threatening to challenge the validity or enforceability of the Supply Agreement or any obligation of Incyte thereunder. Seller has not breached, and is not in violation or default under, any of its material obligations in the Supply Agreement. To the Knowledge of Seller, Incyte has not breached, and is not in violation or default under, any of its material obligations in the Supply Agreement.

Section 3.14 Solvency. Seller is Solvent.

Section 3.15 Tax Matters. No deduction or withholding for or on account of any tax has been made or was required to be made with respect to any payment to or from Seller under the License Agreement.

Section 3.16 Disclosure. To the Knowledge of Seller, except as set forth in the Disclosure Schedules, as set forth in Seller’s electronic data room maintained at sharevault.com (“Data Room”) and made available to Purchaser [***], or as disclosed by Seller in writing to Purchaser[***], Seller has no Knowledge of any fact (other than general economic or industry conditions) that would reasonably be expected to materially and adversely affect the Purchased Assets or the Royalty Product.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

Section 4.1 Organization. Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.2 No Conflicts. The execution, delivery, and performance by Purchaser of the Transaction Documents to which Purchaser is party and the consummation of the transactions contemplated thereby do not constitute a breach or default under, or require prepayment under any provision of (a) any applicable Law or any Judgment applicable to Purchaser that would reasonably be expected to have a material adverse effect on the legality, validity or enforceability of any of the Transaction Documents, or the ability of Purchaser to perform any of its obligations under any of the Transaction Documents to which Purchaser is party, (b) any contract to which Purchaser is a party or by which Purchaser is bound, or (c) the organizational documents of Purchaser.

Section 4.3 Authorization. Purchaser has all powers and authority to conduct its affairs as currently conducted, and to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which Purchaser is party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser. Each of the Transaction Documents to which Purchaser is party has been duly executed and delivered by Purchaser. Each of the Transaction Documents to which Purchaser is party constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 4.4 Governmental and Third Party Authorizations. The execution, delivery, and performance by Purchaser of the Transaction Documents to which Purchaser is party and the consummation of any of the transactions contemplated hereunder and thereunder do not require Purchaser to obtain any consent, approval, license, order, authorization, or declaration from, or Purchaser to give any notice to, or take any action or make any registration or filing with any Governmental Authority or any other Person, except the UCC financing statements contemplated by Section 2.1(c).

Section 4.5 No Litigation. There is no (a) Action (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Purchaser, threatened by or against Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative, or informal) by or before a Governmental Authority pending or, to the Knowledge of Purchaser, threatened against Purchaser, that, in each case, challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is party.

Section 4.6 Funds Available. Purchaser has or will have sufficient funds on hand to satisfy its obligation to pay the Purchase Price at the Closing. Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing. As of the date hereof, Purchaser has no Knowledge of any circumstance or set of circumstances that could render it unable to pay the Purchase Price when required under this Agreement, and will use its best efforts to satisfy any conditions to borrowing or other requirements to enable it to have access to funds to pay the Purchase Price when required under this Agreement under any credit agreements or other credit arrangements to which it is party, if applicable.

Section 4.7 No Implied Representations and Warranties. PURCHASER ACKNOWLEDGES AND AGREES THAT, (A) OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SPECIFICALLY CONTAINED IN ARTICLE III, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF SELLER EITHER EXPRESSED OR IMPLIED, (B) PURCHASER DOES NOT RELY ON, AND SHALL HAVE NO REMEDIES IN RESPECT OF, ANY REPRESENTATION OR WARRANTY NOT SPECIFICALLY SET FORTH IN ARTICLE III, AND (C) ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITH RESPECT TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, OR THE PROSPECTS OR LIKELIHOOD OF COMMERCIAL SUCCESS OF THE ROYALTY PRODUCT, ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE ROYALTY PRODUCT WILL BE COMMERCIALIZED IN ANY COUNTRY OR ACHIEVE ANY PARTICULAR SALES LEVEL, WHETHER IN ANY INDIVIDUAL COUNTRY OR CUMULATIVELY THROUGHOUT THE TERRITORY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER HAS NO RIGHTS OR RESPONSIBILITIES OF ANY KIND WITH RESPECT TO, AND BY VIRTUE OF THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS HAS NOT BECOME ENTITLED TO ANY RIGHTS OR ASSUMED ANY RESPONSIBILITIES OF ANY KIND WITH RESPECT TO, THE REGULATORY SUBMISSIONS FOR AND USE, SALE, DISTRIBUTION, MARKETING OR OTHER COMMERCIALIZATION ACTIVITIES WITH RESPECT TO THE ROYALTY PRODUCT, ALL OF THE RIGHTS AND RESPONSIBILITY FOR WHICH IS WITH INCYTE. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO SELLER’S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING ARTICLE V (COVENANTS)), SELLER SHALL HAVE NO LIABILITY TO PURCHASER WITH RESPECT TO ANY ACT OR OMISSION OF INCYTE RELATING TO SUCH REGULATORY SUBMISSIONS AND USE, SALE, DISTRIBUTION, MARKETING OR OTHER COMMERCIALIZATION ACTIVITIES.

Section 4.8 Access to Information. Purchaser acknowledges that it has reviewed the License Agreement, the Transaction Documents and such other documents and information relating to the Royalty Product and the Purchased Assets and the transactions contemplated by the Transaction Documents as have been provided to it by Seller and has had the opportunity to ask such questions of, and to receive answers from, representatives of Seller concerning the License Agreement, the Transaction Documents, the Royalty Product, the Purchased Assets and the transactions contemplated by the Transaction Documents, in each case as it deemed necessary to make an informed decision to purchase the Purchased Assets in accordance with the terms of this Agreement. Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing the Purchased Assets in accordance with the terms of this Agreement.

Section 4.9 Tax Matters. Purchaser acknowledges and agrees that Purchaser is a United States person, as such term is defined in Section 7701(a)(30) of the Code, and therefore is not subject to United States federal withholding tax on payments in respect of the Purchased Assets.

ARTICLE V
COVENANTS

Section 5.1 Public Announcement. Except (a) for a press release previously approved in form and substance by the Parties and attached hereto as Exhibit G, or any other public announcement using substantially the same text as such press release, and (b) in accordance with Section 5.9 or Article VIII, as applicable, no Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party, issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 5.2 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Documents, including to (i) perfect the sale, assignment, transfer, conveyance, and granting of the Purchased Assets to Purchaser pursuant to this Agreement, and (ii) create, evidence and perfect Purchaser’s back-up security interest granted pursuant to Section 2.1(c).

Section 5.3 Royalty Reports; Material Notifications.

(a) Promptly [***], Seller shall issue an invoice to Incyte for payment of the Royalty Interests relating to such Royalty Report pursuant to Section 8.6 of the License Agreement, and furnish a copy of such Royalty Report to Purchaser, together with a copy of Seller’s applicable invoice issued to Incyte in respect of such Royalty Report.

(b) Subject to Section 8.6, promptly [***] following the receipt by Seller from Incyte of any Material Notification, Seller shall furnish a true and complete copy of such Material Notification to Purchaser. Without limiting Section 5.10, except for notices and correspondence required to be given or made by Seller (i) under the License Agreement or (ii) by applicable Law, Seller will not send any notice or correspondence to Incyte that would reasonably be expected to have an adverse effect on the Specified Rights or that would reasonably be expected to have a Material Adverse Effect, in each case, without the prior written consent of Purchaser.

Section 5.4 Misdirected Payments.

(a) Notwithstanding the terms of the Instruction Letter, commencing on the Closing Date and at all times thereafter, if any portion of the Purchased Assets is paid to Seller, then (i) Seller shall hold such amount in trust for the benefit of Purchaser in a segregated account,
(ii) Seller shall have no right, title, or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon, and (iii) Seller shall promptly [***] following the receipt by Seller of such amount, remit such amount to the Purchaser Account. Seller shall notify Purchaser of such wire transfer and provide reasonable details regarding the Purchased Assets payment so received by Seller.

(b) Notwithstanding the terms of the Instruction Letter, commencing on the Closing Date and at all times thereafter, if any amount that does not constitute the Purchased Assets is paid to Purchaser, then (i) Purchaser shall hold such amount in trust for the benefit of Seller in a segregated account, (ii) Purchaser shall have no right, title, or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon, and (iii) Purchaser shall promptly remit such amount to the Seller Account. Purchaser shall notify Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by Purchaser.

(c) If Incyte exercises any Non-Permitted Set-Off against any payment of the Purchased Assets, then, Seller shall promptly [***], make a true-up payment to Purchaser such that Purchaser receives the full amount of such Purchased Assets payment that would have been paid to Purchaser had such Non-Permitted Set- Off not occurred; provided that, if such payment would cause the Threshold Time to occur and result in the Total Amount after Purchaser’s receipt of such payment to exceed the Threshold Amount, then Seller will only be obligated to pay Purchaser the exact amount of such payment that would cause the Threshold Time to occur and the Total Amount to be equal to the Threshold Amount (and any remaining amount will be retained by Seller). Notwithstanding anything to the contrary herein, to the extent Seller shall have made a true-up payment to Purchaser pursuant to this Section 5.4(c) in respect of any Non-Permitted Set-Off, any subsequent payment received from Incyte in respect, and to the extent, of such Non-Permitted Set-Off shall not be included in the Purchased Assets, such that the subsequent payment is included in the Excluded Assets. For all purposes hereunder, any true-up payment made pursuant to this Section 5.4(c) will be treated as paid with respect to the Purchased Assets for U.S. federal income tax purposes to the fullest extent permitted by applicable Law. For the avoidance of doubt, withholding taxes (including any withholding taxes deducted by Incyte from payments under Section 8.3 of the License Agreement pursuant to Section 8.11 of the License Agreement) shall not be treated as a Non-Permitted Set- Off and shall be governed by the provisions of Section 5.11 of this Agreement.

(d) All remittances pursuant to this Section 5.4 shall be made (i) without set- off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to such account as the relevant payee has designated under this Agreement.

(e) A late fee at a rate per annum equal to [***], on all unpaid amounts with respect to any sum payable under Section 5.4(a) or Section 5.4(b), [***] after a Party has actual knowledge of its receipt of such payment in error (any such date, a “Payment Date”).

Section 5.5 Maintenance of Material Agreements.

(a) Seller shall not (i) forgive, release, or compromise any portion of the Purchased Assets or (ii) amend, modify, supplement, restate, waive, cancel, or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under any Material Agreement that would reasonably be expected to have an adverse effect on the Specified Rights or that would reasonably be expected to result in a Material Adverse Effect without, in the cases of clauses (i) and (ii), the prior written consent of Purchaser. Seller shall perform and comply with all of its obligations under each Material Agreement, and shall not take any action or forego any action under either Material Agreement, in each case that would reasonably be expected to (x) constitute a breach or default by Seller under any provision of such Material Agreement and (y) have an adverse effect on the Specified Rights or that would reasonably be expected to result in a Material Adverse Effect. Subject to Section 8.6, promptly [***] after Seller obtains Article V Knowledge of an action or a failure to act of Seller or Incyte that would reasonably be expected to constitute a breach or default by Seller or Incyte under any provision of a Material Agreement and that would reasonably be expected to have an adverse effect on the Specified Rights or that would reasonably be expected to result in a Material Adverse Effect, Seller shall give written notice thereof to Purchaser.

(b) [***] after Seller receives written notice of Incyte’s intent to terminate either Material Agreement (in whole or in part) or any allegation by Incyte of a breach or default by Seller under such Material Agreement, Seller shall, subject to Section 8.6, give written notice thereof to Purchaser. Such notice shall, subject to Section 8.6, (x) describe in reasonable detail such intent to terminate such Material Agreement, breach or default, (y) subject to Section 8.6, include a copy of any written notice received from Incyte with respect thereto, and
(z) describe in reasonable detail the corrective action or actions that Seller proposes to take with respect to Incyte’s intent to terminate such Material Agreement in circumstances where Seller’s breach or default has contributed to such intention to terminate or otherwise with respect to the applicable breach or default. Seller agrees to consider in good faith any reasonable modifications to Seller’s proposed corrective action or actions proposed by Purchaser in writing [***] following Purchaser’s receipt of a notice delivered by Seller to Purchaser pursuant to this Section 5.5(b). Seller shall use commercially reasonable efforts to promptly cure any such breach or default by Seller, and shall give written notice to Purchaser upon curing such breach or default. In connection with any dispute regarding an alleged breach by Seller that would reasonably be expected to have an adverse effect on the Specified Rights or that would reasonably be expected to have a Material Adverse Effect, Seller shall select and employ counsel reasonably acceptable to Purchaser.

(c) Without limiting the provisions of Section 5.5(b), if during the Royalty Interests Term, a License Agreement Termination Date occurs, then following such License Agreement Termination Date Seller shall, subject to the terms and conditions of the License Agreement (including Section 12.8 of the License Agreement), use commercially reasonable efforts to either (as Seller may elect in its sole discretion) commercialize the Royalty Product covered by the complete or partial termination of the License Agreement that caused such License Agreement Termination Date to occur (any such complete or partial termination of the License Agreement, an “Applicable Termination”) in the applicable countries in the Territory covered by the

Applicable Termination or negotiate and enter into a replacement license agreement for the License Agreement (or for the applicable provisions of the License Agreement covered by the
Applicable Termination) with respect to the Royalty Product covered by the Applicable Termination with a Third Party providing for the grant of an exclusive (except as provided in Section 3.1 and Section 3.3(a) of the License Agreement) license under the Licensed Technology to make and have made, use, sell, offer for sale, have sold and import the Royalty Product covered by the Applicable Termination in the applicable countries in the Territory covered by the Applicable Termination on the most favorable economic terms (to the licensor) reasonably practicable in light of then-prevailing market conditions (any such license, a “New Arrangement”), subject to its agreement to pay to Purchaser the Seller Commercialization Royalty (with payments being payable to the Purchaser Account no less frequently than provided for under Section 8.3 and Section 8.6 of the License Agreement and subject to the same procedures set forth in Section 8.6 of the License Agreement); provided that, if such payment would cause the Threshold Time to occur and result in the Total Amount after Purchaser’s receipt of such payment to exceed the Threshold Amount, then Seller will only be obligated to pay Purchaser the exact amount of such payment that would cause the Threshold Time to occur and the Total Amount to be equal to the Threshold Amount (and any remaining amount will be retained by Seller). All payments and other consideration thereunder (to the extent that such payments or other consideration would have constituted Purchased Assets) shall be made by the other party to such New Arrangement directly to the Purchaser Account. The Specified Rights will apply to the terms of the New Arrangement or Seller’s Commercialization of the Royalty Product itself mutatis mutandis.

Section 5.6 Enforcement of Material Agreements.

(a) Promptly after Seller obtains Article V Knowledge of any breach of or default under a Material Agreement by Incyte that would reasonably be expected to have an adverse effect on the Specified Rights or that would reasonably be expected to result in a Material Adverse Effect, Seller shall promptly [***] after Seller obtains such Article V Knowledge), subject to Section 8.6, give written notice to Purchaser (i) stating that the relevant breach or default has occurred and (ii) describing in reasonable detail the relevant breach or default. In addition, Seller shall, subject to Section 8.6, provide to Purchaser a copy of any written notice of breach of such Material Agreement delivered by Seller to Incyte as soon as practicable and [***] following such delivery.

(b) Subject to Section 5.5(a), in the case of any breach or default by Incyte referred to in Section 5.6(a), Seller shall consult with Purchaser regarding the timing, manner and conduct of any enforcement of Incyte’s obligations under the Material Agreement, and shall use commercially reasonable efforts to enforce Seller’s rights and remedies (whether under the Material Agreement or by operation of Law) and Incyte’s obligations under the Material Agreement, including instituting an Action against Incyte (employing counsel selected by Seller and reasonably acceptable to Purchaser, if and to the extent Seller determines that taking such action is commercially reasonable given the facts and circumstances with respect to such breach or default) and shall keep Purchaser reasonably updated as to any material developments relating to such breach or default. Purchaser shall reimburse Seller for the documented out-of-pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller, as such costs and expenses are incurred (and in any event [***]), in connection with any actions taken or the exercise of rights or remedies by Seller pursuant to this Section 5.6(b).

(c) If Seller has the right to join or assume the defense or pursue an enforcement action pursuant to Section 9.3(b), Section 9.5 or Section 9.6 of the License Agreement, except as otherwise set forth in Section 5.16 with respect to Asserted Patent Notifications, Seller shall use commercially reasonable efforts to join or assume the defense or pursue an enforcement action under Section 9.3(b), Section 9.5 or Section 9.6 of the License Agreement, as applicable, if the failure to exercise such right would reasonably be expected to have a Material Adverse Effect, provided that nothing herein shall require Seller to take any action or omit to take any action in violation of the License Agreement. Purchaser shall reimburse Seller for the documented out-of- pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller, as such costs and expenses are incurred (and in any event [***]), in connection with any actions taken or the exercise of rights or remedies by Seller pursuant to this Section 5.6(c). In the event that Seller is reimbursed for any such costs and expenses pursuant to Section 9.6(b) of the License Agreement for which Purchaser has previously reimbursed Seller pursuant to the immediately preceding sentence, then Seller will, [***], pay the amount of such reimbursement to Purchaser by payment to the Purchaser Account. Upon written notice of a defense to be undertaken by Seller with respect to Section 9.5 of the License Agreement, Purchaser may elect to decline to reimburse Seller under this Section 5.6(c) for costs and expenses incurred by Seller in conducting such defense. In the event Purchaser makes such election, Seller may undertake such defense using its commercially reasonable judgment (including settlement) and shall be deemed to be in compliance with Section 5.5(a), Section 5.6(d) and Section 5.14.

(d) Seller shall (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that Seller deems to be reasonably necessary to diligently prosecute and maintain any MacroGenics Patents for which it controls prosecution and maintenance in accordance with Section 9.2(a) and 9.2(e) of the License Agreement, including payment of maintenance costs, in each case where the failure to so prosecute and maintain would reasonably be expected to have a Material Adverse Effect and (ii) not disclaim or abandon, or not fail to take any action necessary to prevent the disclaimer or abandonment of, any MacroGenics Patents for which it controls prosecution and maintenance in accordance with Section 9.2(a) and 9.2(e) of the License Agreement, except in each case as would not reasonably be expected to have a Material Adverse Effect. If Seller is not going to take any of the actions described in clause (i) of the immediately preceding sentence because its failure to do so would not reasonably be expected to have a Material Adverse Effect, or is going to disclaim or abandon, or fail to take action necessary to prevent the disclaimer or abandonment of, any MacroGenics Patents because doing so would not reasonably be expected to have a Material Adverse Effect as set forth in clause (ii) of the immediately preceding sentence, Seller shall provide written notice thereof to Purchaser (the “Seller 5.6(d) Notice”), and, thereafter, if elected in writing to do so by Purchaser by written notice delivered to Seller [***] of Purchaser receiving the Seller 5.6(d) Notice, Seller shall take reasonable direction from Purchaser as to the matters covered by the Seller 5.6(d) Notice, provided that nothing herein shall require Seller to take any action in violation of the License Agreement. Purchaser shall reimburse Seller for the documented out-of-pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller, as such costs and expenses are incurred (and in any event [***] following receipt of Seller’s written demand for payment), in connection with any actions taken by Seller at the direction of Purchaser pursuant to this Section 5.6(d) following delivery of the Seller 5.6(d) Notice.

(e) The Parties acknowledge and agree that, as required by Section 9.3(f) and 9.6(b) of the License Agreement, all proceeds received as a result of actions or proceedings undertaken pursuant to Section 9.3(b) and Section 9.6(b) of the License Agreement shall be allocated in accordance with Section 9.3(f) of the License Agreement (and, for clarity, any such proceeds would only be included in the Purchased Assets to the extent such proceeds are included as an element of the definition of “Royalty Interests”). All proceeds relating to the Purchased Assets, their timing, amount or duration, or the right of Seller to receive the Purchased Assets received by Seller that result from any enforcement activities (other than those enforcement activities undertaken pursuant to Section 9.3(b) and Section 9.6(b) of the License Agreement, which are addressed in the immediately preceding sentence) undertaken pursuant to Section 5.6(b) or Section 5.6(c), after deduction (and reimbursement to Seller and Purchaser) of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller and Purchaser, as applicable, in connection with such enforcement activities, shall be paid 100% to Purchaser, which amount shall be promptly [***] paid to Purchaser; provided that, if such payment would cause the Threshold Time to occur and result in the Total Amount after Purchaser’s receipt of such payment to exceed the Threshold Amount, then Seller will only be obligated to pay Purchaser the exact amount of such payment that would cause the Threshold Time to occur and the Total Amount to be equal to the Threshold Amount (and any remaining amount will be retained by Seller).

Section 5.7 No Liens. Seller shall not grant, incur or suffer to exist any Lien on the Purchased Assets, MacroGenics Patents (to the extent of Seller’s ownership thereof, and other than the rights granted to Incyte under the License Agreement) or the License Agreement.

Section 5.8 Audits.

(a) Consultation. Following the Closing Date, Seller and Purchaser shall consult with each other regarding the timing, manner and conduct of any audit of Incyte’s books and records pursuant to Section 8.12 of the License Agreement. The timing, manner and conduct of any such audit shall be determined by Purchaser in its sole discretion subject to the terms of, and in accordance with, the License Agreement; provided, however, that if Purchaser elects not to request any audit, Seller may, only with Purchaser’s prior written consent and subject to the provisions of Section 8.12 of the License Agreement, have the right to seek such audit (any audit undertaken under this Section 5.8(a) at Purchaser’s request, the “Requested Audit”).

(b) Requested Audits under License Agreement. Upon Purchaser’s request of the Requested Audit, Seller shall, to the extent permitted by Section 8.12 of the License Agreement, provide written notice to Incyte to cause an audit to determine the correctness of any Royalty Interests payments made under the License Agreement. All of the expenses of the Requested Audit that would otherwise have been borne by Seller pursuant to the License Agreement, including such fees and expenses of any independent certified public accounting firm engaged by Purchaser in connection with such audit shall be borne by Purchaser; provided that, in the event that the Requested Audit reveals an underpayment during the applicable time period of [***], then such costs and expenses [***]. Seller will promptly furnish to Purchaser a true, correct, and complete copy of any audit report prepared in connection with the Requested Audit.

(i) If, following the completion of the Requested Audit, Incyte is required to pay for underpayment of the Royalty Interests, such payment shall be first used to reimburse Purchaser for all of the expenses of the Requested Audit (to the extent such costs and expenses are not borne by Incyte in accordance with Section 8.12 of the License Agreement as provided in the immediately preceding paragraph), and the remainder shall be paid as Royalty Interests to Purchaser; provided that, if such payment would cause the Threshold Time to occur and result in the Total Amount after Purchaser’s receipt of such payment to exceed the Threshold Amount, then Seller will only be obligated to pay or cause to be paid to Purchaser the exact amount of such payment that would cause the Threshold Time to occur and the Total Amount to be equal to the Threshold Amount (and any remaining amount will be retained by Seller).

(ii) If, following the completion of the Requested Audit, Seller is required to reimburse Incyte for overpayment of the Royalty Interests, then Purchaser shall promptly [***] reimburse Seller, or, at Seller’s request, Incyte on behalf of Seller, for the portion of such overpaid amount that was actually paid to Purchaser, and shall promptly[***] after making such payment provide documentation to Seller evidencing that such payment was made.

(c) seller-Directed Audits under License Agreement. In the event that, following consultation with Purchaser in accordance with Section 5.8(a), Seller, not at the request of Purchaser, elects to seek an audit to the extent permitted by Section 8.12 of the License Agreement and Purchaser provides its consent to such audit, Seller shall, to the extent permitted by Section 8.12 of the License Agreement, provide written notice to Incyte to cause an audit to determine the correctness of any Royalty Interests payments made under the License Agreement. All of the expenses of any such audit shall be borne by Seller; provided that, in the event that any such audit reveals an underpayment during the applicable time period [***]. Seller will promptly furnish to Purchaser a true, correct, and complete copy of any audit report prepared in connection with such an audit. If, following the completion of such audit, Incyte is required to pay for underpayment of the Royalty Interests, such payment shall be first used to reimburse Seller for all of the expenses of such audit, and the remainder shall be paid as Royalty Interests to Purchaser; provided that, if such payment would cause the Threshold Time to occur and result in the Total Amount after Purchaser’s receipt of such payment to exceed the Threshold Amount, then Seller will only be obligated to pay or cause to be paid to Purchaser the exact amount of such payment that would cause the Threshold Time to occur and the Total Amount to be equal to the Threshold Amount (and any remaining amount will be retained by Seller). If, following the completion of such audit, Seller is required to reimburse Incyte for overpayment of the Royalty Interests, then Purchaser shall promptly upon request [***] following such request) reimburse Seller, or, at Seller’s request, Incyte on behalf of Seller, for the portion of such overpaid amount that was actually paid to Purchaser, and shall promptly [***] after making such payment provide documentation to Seller evidencing that such payment was made.

(d) Audits of Seller’s Books and Records. Seller shall keep and maintain, or cause to be kept and maintained, for a period of [***] following the Calendar Year to which they pertain, full and accurate books and records adequate to reflect all amounts paid or payable in respect of any Seller Commercialization Royalty and all financial information received by Seller from any Persons with respect to such amounts. For the term of this Agreement [***], upon prior written notice to Seller, Purchaser shall have the right to inspect, at Purchaser’s expense, those accounts and records of Seller necessary to verify the accuracy of payments made under or on account of any Seller Commercialization Royalty to Purchaser hereunder or other report or information provided by Seller to Purchaser pursuant to Article V in respect of any Seller Commercialization Royalty. Any such inspection shall occur [***] notice to Seller, during Seller’s normal business hours and on Seller’s premises. Purchaser shall not be entitled to make any copies of Seller’s records and shall, and shall cause any of its Representatives to, keep confidential all information obtained during such inspection. If such inspection results in a determination that any payment, or portion thereof, with respect to any Seller Commercialization Royalty that is payable by Seller to Purchaser was not paid to the Purchaser Account, when due, then, an amount equal to the underpayment shall be promptly paid by Seller to the Purchaser Account; provided that, if such payment would cause the Threshold Time to occur and result in the Total Amount after Purchaser’s receipt of such payment to exceed the Threshold Amount, then Seller will only be obligated to pay Purchaser the exact amount of such payment that would cause the Threshold Time to occur and the Total Amount to be equal to the Threshold Amount (and any remaining amount will be retained by Seller).

Section 5.9 SEC Filings. Prior to the submission by Seller or, if applicable, Purchaser, to the SEC of any SEC Documents that contain any Confidential Information of the other Party, or that contain information related to the existence or subject matter of this Agreement or the identity of the other Party, the Party making such filing shall provide drafts of relevant portions of such SEC Documents to the other Party within a reasonable period of time, [***] prior to the planned date of such submission. The Party making such filing shall cooperate in good faith with the other Party to obtain confidential treatment with respect to the portions of this Agreement that the other Party reasonably requests to be kept confidential and to redact any Confidential Information of the other Party therein as requested by the other Party, unless reasonably advised by counsel that such Confidential Information is required to be included by Law. Notwithstanding the foregoing, a Party making such a filing shall have no obligation to provide a draft of a proposed filing of an SEC Document or otherwise comply with this Section 5.9 with respect to a proposed filing of an SEC Document if the description of or reference to this Agreement or to the subject Confidential Information of the other Party or the identity of the other Party contained in, or attached as an exhibit to, the proposed SEC Document, has been included in any previous SEC Document filed by either Party in accordance with this Section 5.9 or otherwise approved by the other Party in writing.

Section 5.10 Instruction Letter and Incyte Consent. Prior to the termination of this Agreement pursuant to Section 9.1, Seller shall not, without Purchaser’s prior written consent, deliver any further directions to Incyte regarding the payment of the Purchased Assets or agree to any amendment, modification or termination of the Incyte Consent.

Section 5.11 Tax Matters.

(a) Purchaser and Seller agree that as of Closing, the Purchase Price is not subject to deduction or withholding provided that, on or prior to the Closing Date, Seller delivers to Purchaser a duly completed and valid Internal Revenue Service (“IRS”) Form W-9.

(b) Notwithstanding the accounting treatment therefor and unless otherwise required by applicable Law, for all U.S. federal and applicable state and local tax purposes, Seller and

Purchaser shall treat (i) the transactions contemplated by the Transaction Documents as a sale of the Purchased Assets and Purchaser’s payment of the Purchase Price (pursuant to Section 2.1(a) of this Agreement) as received by Seller for the Purchased Assets in a taxable transaction and (ii) Purchaser as the direct recipient of the payments made with respect to the Purchased Assets. If there is an inquiry by any Governmental Authority of Seller or Purchaser related to this Section
5.11 or Section 10.4, the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 5.11 and Section 10.4.

(c) Seller and Purchaser agree that for United States federal income tax purposes, (i) any and all amounts in respect of the Purchased Assets remitted by Seller to Purchaser pursuant to Section 5.4(a) or otherwise under this Agreement shall be treated as received by Seller as agent for Purchaser, and (ii) any and all amounts remitted by Purchaser to Seller pursuant to Section 5.4(b) of this Agreement shall be treated as remittances of amounts collected by Purchaser on behalf of Seller.

(d) On or prior to the Closing Date, Purchaser shall deliver to Seller a duly completed and valid IRS Form W-9 certifying that Purchaser is a United States person, as such term is defined in Section 7701(a)(30) of the Code, and Purchaser shall provide an updated IRS Form W-9 to Seller throughout the term of this Agreement whenever required in order for Seller to have on file a duly completed and valid IRS Form W-9 of Purchaser.

(e) If any applicable Law (as reasonably determined by Seller) requires the deduction or withholding of any tax on payments to Purchaser by Seller, then Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. Any such withheld or deducted amounts shall be treated for all purposes of the Transaction Documents as having been paid to Purchaser.

(f) Notwithstanding the foregoing, if deduction or withholding of any tax is required from any payment by Seller or Incyte to Purchaser under this Agreement as a result of an assignment by Seller pursuant to Section 10.3(b) or a redomiciliation of Seller, then Seller shall pay such additional amounts to Purchaser as necessary so that the net amount received by Purchaser, after all required deductions and withholdings (including with respect to such additional amounts), is an amount equal to the amount that it would have received had no such deductions or withholdings been made; provided that, if such payment would cause the Threshold Time to occur and result in the Total Amount after Purchaser’s receipt of such payment to exceed the Threshold Amount, then Seller will only be obligated to pay Purchaser the exact amount of such payment that would cause the Threshold Time to occur and the Total Amount to be equal to the Threshold Amount (and any remaining amount will be retained by Seller).

(g) Notwithstanding anything to the contrary in this Agreement, the Party making payment (the “Payor”) shall use commercially reasonable efforts to give the other Party notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. The Payor shall use commercially reasonable efforts to give or cause to be given to the payee such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably requested by the payee and at the payee’s expense to enable the payee to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the payee, with proper evidence of the taxes withheld and deducted and remitted to the relevant Governmental Authority.

(h) The Parties agree not to take any position that is inconsistent with the provisions of this Section 5.11 and Section 10.4 on any tax return or in any audit or other judicial or administrative proceeding unless (i) the other Party has consented to the taking of such position (such consent not to be unreasonably withheld, conditioned or delayed), (ii) the Party that contemplates taking such an inconsistent position has been advised by a nationally recognized tax counsel in writing that it is unable to conclude that the position specified in this Section 5.11 or Section 10.4 is more likely than not to prevail if challenged by the tax authority having jurisdiction over the relevant tax, or (iii) required by a tax authority in connection with the resolution of an audit or examination diligently contested.

Section 5.12 Seller’s Commercially Reasonable Efforts and Judgment. It is understood and agreed that, in determining whether Seller’s efforts or judgments are “commercially reasonable” with respect to any covenant that specifically references such term in this Article V, Seller shall be deemed to be acting or making a judgment in a commercially reasonable manner only if Seller would reasonably expect its efforts or judgment not to result in a Material Adverse Effect. For the avoidance of doubt, any act or failure to act by Seller that would not be commercially reasonable in regard to Seller’s interests or position as of immediately prior to the Closing, but is commercially reasonable when accounting for the effects of the Transaction Documents on Seller’s interests or position, shall be deemed not to be commercially reasonable for purposes of this Article V.

Section 5.13 Change in Name or Organization. Seller shall provide Purchaser with written notice within thirty (30) days following any change in, or amendment or alteration of, Seller’s (a) legal name, (b) form or type of organization, or (c) jurisdiction of organization.

Section 5.14 Other Matters. Seller shall not enter into any agreement with any Person that (i) violates any of Purchaser’s rights under this Agreement, including Purchaser’s right to receive the Purchased Assets, its right to receive copies of Royalty Reports pursuant to Section
5.3 and its rights under Section 5.8 or (ii) would reasonably be expected to have an adverse effect on the Specified Rights or that would reasonably be expected to result in a Material Adverse Effect, in each case without the prior written consent of Purchaser. Purchaser agrees that Purchaser shall not direct Seller to take or not take any action that would reasonably be expected to have an adverse effect on the Specified Rights or that would reasonably be expected to result in a Material Adverse Effect.

Section 5.15 Supply Agreement Matters. [***].

Section 5.16 Third Party Actions. Seller will promptly notify Purchaser in writing upon receiving any written notice from Incyte or a Third Party that such Third Party has asserted in writing that the use, sale, offering for sale, importing, manufacturing, or exploitation of any Royalty Product violates or otherwise infringes an issued Patent owned or controlled by such Third Party (each, an “Asserted Patent Notification”, and such Patent, an “Asserted Patent”). [***] of receiving such notice from Seller, Purchaser will notify (a “Post-Grant Proceeding Notice”) Seller in writing if Purchaser wants to bring a post-grant proceeding at the United States Patent and Trademark Office or other applicable foreign Patent Office challenging the validity of the applicable Asserted Patent (e.g., an Inter Partes Review) (a “Post-Grant Proceeding”). Any failure by Purchaser to provide Seller a Post-Grant Proceeding Notice [***] will be deemed a notification by Purchaser to Seller that it does not want to bring a Post-Grant Proceeding. If Purchaser timely provides Seller a Post-Grant Proceeding Notice stating that it does want to bring a Post-Grant Proceeding, Seller will confer with Incyte pursuant to Section 9.6(b) of the License Agreement to determine whether Incyte will bring a Post-Grant Proceeding. In the event that Incyte declines to bring a Post-Grant Proceeding, Seller will notify Purchaser, and in such event, Purchaser may bring a Post-Grant Proceeding at Purchaser’s own cost and expense and with Purchaser’s own legal counsel. In such event, Seller shall use commercially reasonable efforts to cooperate with Purchaser with respect to such Post-Grant Proceeding and Purchaser shall reimburse Seller for the documented out-of-pocket costs and expenses of Seller’s cooperation (including the fees and expenses of Seller’s counsel, if applicable) incurred by Seller, as such costs and expenses are incurred [***] following receipt of Seller’s written request for payment). Seller’s counsel, if any, will be permitted to confer with Purchaser and Purchaser’s counsel regarding such Post-Grant Proceeding, provided that Purchaser will have final decision-making authority. Nothing in this Section 5.16 shall limit any right Purchaser has at Law to challenge any Patent, including any Asserted Patent. In the event that Purchaser timely provides or is deemed to provide Seller a Post-Grant Proceeding Notice that it does not want to bring a Post-Grant Proceeding, the provisions of Section 5.6(c) will apply with respect to such Asserted Patent Notification.

ARTICLE VI
THE CLOSING

Section 6.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures (or their electronic counterparts) on the date hereof simultaneously with the execution of this Agreement or at such other time or place or in such other manner as the Parties may mutually agree upon in writing (the “Closing Date”).

Section 6.2 Payment of Purchase Price. At the Closing, Purchaser shall deliver to Seller the amount equal to the Purchase Price, by wire transfer of immediately available funds to the Seller Account, without any deduction for withholding or other taxes and without any other set off or deduction of any kind.

Section 6.3 Closing Deliverables.

(a) At the Closing, each of Seller and Purchaser shall deliver to the other party hereto a duly executed counterpart to the Bill of Sale, evidencing the sale and assignment to Purchaser of the Purchased Assets.

(b) At the Closing, Seller shall deliver to Purchaser a certificate of an executive officer of Seller, dated as of the Closing, certifying as to the (i) attached copies of the organizational documents of Seller and resolutions of the governing body of Seller authorizing and approving the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated thereby and (ii) the incumbency of the officer or officers of Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.

(c) At the Closing, Purchaser shall deliver to Seller a certificate of an executive officer or other authorized signatory of Purchaser, dated as of the Closing, certifying as to the incumbency of the officer or officers of Purchaser who have executed and delivered the Transaction Documents to which Purchaser is party, including therein a signature specimen of each such officer or officers.

(d) At or prior to the Closing, Seller shall deliver to Purchaser a duly completed and executed IRS Form W-9 pursuant to Section 5.11(a).

(e) At or prior to the Closing, Purchaser shall deliver to Seller a duly completed and executed IRS Form W-9 pursuant to Section 5.11(d).

(f) Immediately upon the Closing (and in any event on the same day thereof), Seller shall deliver to Incyte (with a copy to Purchaser) a duly executed copy of the Instruction Letter. [***] thereafter, Seller shall deliver to Purchaser evidence reasonably satisfactory to Purchaser confirming, with respect to the Instruction Letter, the delivery to Incyte.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Indemnification by Seller. Seller agrees to indemnify and hold harmless Purchaser, its Affiliates and its and their respective Representatives (each, a “Purchaser Indemnified Party”) from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from
(a) any breach of any representation or warranty made by Seller in any of the Transaction Documents or certificates delivered by Seller to Purchaser in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of Seller in any of the Transaction Documents, (c) any Recipient Confidentiality Breach by any Person who receives Confidential Information from or on behalf of Seller under Article VIII, and (d) any Excluded Liabilities and Obligations; provided, however, that the foregoing shall exclude any Losses of any Purchaser Indemnified Party to the extent resulting from (i) the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party, (ii) the failure of any Person other than Seller to perform any of its obligations under any of the Transaction Documents, or (iii) acts or omissions of Seller taken (or omitted to be taken) pursuant to any written direction to Seller from any Purchaser Indemnified Party. Any amounts determined to be due to any Purchaser Indemnified Party hereunder in accordance with and subject to the terms, conditions and procedures of this Article VII shall (if not otherwise paid) be payable by Seller to such Purchaser Indemnified Party [***] following written demand delivered to Seller by such Purchaser Indemnified Party.

Section 7.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold each of Seller and its Affiliates and any or all of their respective Representatives (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from

(a) any breach of any representation or warranty made by Purchaser in any of the Transaction Documents, (b) any breach of or default under any covenant or agreement of Purchaser in any Transaction Document to which Purchaser is party, and (c) any Recipient Confidentiality Breach by any Person who receives Confidential Information from or on behalf of Purchaser under Article VIII; provided, however, that the foregoing shall exclude any Losses of any Seller Indemnified Party to the extent resulting from (i) the bad faith, gross negligence or willful misconduct of such Seller Indemnified Party, (ii) the failure of Seller to perform any of its obligations under any of the Transaction Documents, or (iii) acts or omissions of Purchaser taken (or omitted to be taken) pursuant to any written direction to Purchaser from any Seller Indemnified Party. Any amounts determined to be due to any Seller Indemnified Party hereunder in accordance with and subject to the terms, conditions and procedures of this Article VII shall (if not otherwise paid) be payable by Purchaser to such Seller Indemnified Party [***] following written demand delivered to Seller by such Seller Indemnified Party.

Section 7.3 Procedures for Third Party Claims.

(a) If any claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually materially prejudiced by such failure.

(b) In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

(c) In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party, or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party.

(d) The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss indemnifiable pursuant to Section 7.1 or Section 7.2 by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or could have been a party and indemnity could be sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party and its Affiliates, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act or violation of Law or rights of any Person by or on behalf of any indemnified party or its Affiliates, (iii) does not impose any continuing material obligation or restrictions on any indemnified party, and (iv) does not involve any injunctive relief binding on the indemnified party or its Affiliates.

Section 7.4 Other Claims. A claim by an indemnified party under this Article VII for any matter not involving a Third Party Claim and in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of claim to the indemnifying party (a “Claim Notice”), which notice shall contain
(a) a description and the amount of any Losses incurred or suffered or an estimate of Losses reasonably expected to be incurred or suffered by the indemnified party if known or reasonably capable of estimation, and the method of computation of such Losses (the “Claim Amount”), (b) a statement that the indemnified party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses or an estimate of such Losses if known; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually materially prejudiced by such failure. [***] after delivery of a Claim Notice, the indemnifying party shall deliver to the indemnified party a written response in which the indemnifying party shall either (i) agree that the indemnified party is entitled to receive the Claim Amount (in which case such response shall be accompanied by a payment to the indemnified party of the Claim Amount by the indemnifying party by wire transfer of immediately available funds), (ii) agree that the indemnified party is entitled to receive part, but not all, of the Claim Amount (the amount so agreed in (i) or (ii), the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the indemnified party of the Agreed Amount by the indemnifying party by wire transfer of immediately available funds) and contest that the indemnified party is entitled to receive the remainder of the Claim Amount or (iii) contest that the indemnified party is entitled to receive any of the Claim Amount. If any such dispute described in clause (ii) or (iii) of the preceding sentence is not resolved [***] following the delivery by the indemnifying party of such response, the indemnifying party and the indemnified party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.8. If the indemnifying party does not notify the indemnified party [***] following its receipt of a Claim Notice that the indemnifying party disputes its liability to the indemnified party with respect to the Claim Amount in whole or in part, such claim specified by the indemnified party in such Claim Notice shall be conclusively deemed a liability of the indemnifying party under Section 7.1 or Section 7.2, as applicable, with respect to the undisputed portion of the Claim Amount and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any Claim Notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. For all purposes of this Section 7.4, Seller shall be entitled to deliver Claim Notices to Purchaser on behalf of Seller Indemnified Parties, and Purchaser shall be entitled to deliver Claim Notices to Seller on behalf of the Purchaser Indemnified Parties.

Section 7.5 Time Limitations.

(a) Seller shall have liability under Section 7.1 with respect to any breach of any representation or warranty made by Seller in Article III of this Agreement only if, [***], Purchaser notifies Seller of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail ((i) other than the Tier 2 Fundamental Representations, as to which a claim may be made at any time until the date [***], and (ii) other than the Tier 1 Fundamental Representations or any breach of a representation or warranty resulting from fraud or willful misconduct on the part of Seller, as to which a claim may be made at any time until the date [***].

(b) Purchaser shall have liability under Section 7.2 with respect to any breach of any representation or warranty made by Purchaser in Article IV of this Agreement only if, [***],Seller notifies Purchaser of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail (other than Purchaser’s representations and warranties in Section 4.1, Section 4.2, Section 4.3, and Section 4.4 or any breach of a representation or warranty resulting from fraud or willful misconduct on the part of Purchaser, as to which a claim may be made at any time until the date [***].

(c) To the extent not performed, and except as otherwise set forth in this Agreement, the covenants contained in this Agreement shall survive the Closing until the date [***] or (ii) the applicable statute of limitations.

(d) Notwithstanding the foregoing, any claim for breach of a representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.5 until final resolution of such claim in accordance with Article VII and Section 10.8, if applicable, and the full satisfaction of all liabilities and obligations hereunder related to such claim, if written notice of such claim has been given to the Party against whom such indemnification may be sought prior to the end of the applicable survival period described in this Section 7.5.

Section 7.6 Limitations on Liability.

(a) No Party shall be liable for any consequential (including lost profits), punitive, special, indirect, or incidental damages under this Article VII (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any representation, warranty, covenant or agreement of such party (including under this Article VII) in or pursuant to this Agreement, except in respect of a claim for fraud, willful misconduct or breaches of Article VIII or to the extent a court of competent jurisdiction awards such damages to a third party in connection with a Third Party Claim. Notwithstanding the foregoing, Purchaser shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article VII, for Losses that include any portion of the Purchased Assets that Purchaser was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Purchased Assets shall not be deemed consequential (including lost profits), punitive, special, indirect or incidental damages for any purpose of this Agreement.

(b) Other than in respect of claims for Excluded Liabilities and Obligations, fraud, willful misconduct and breaches of Article VIII, (i) in no event shall Seller’s aggregate liability for Losses under Section 7.1 or Purchaser’s aggregate liability for Losses under Section 7.2 exceed [***] as of the applicable time of determination and (ii) Seller shall not have any liability for Losses under Section 7.1 and Purchaser shall not have any liability for Losses under Section 7.2, unless and until the aggregate amount of all Losses incurred by the indemnified party equals or exceeds [***], in which event the indemnifying party shall be liable for all Losses.

Section 7.7 Exclusive Remedy. Except in the case of (i) fraud or willful misconduct and (ii) Section 10.1 (including, for the avoidance of doubt, for purposes of Article VIII), the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document.

ARTICLE VIII
CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this Article VIII or otherwise agreed in writing by the Parties, the Parties agree that, [***] (the “Receiving Party”) (i) shall keep confidential, and shall not publish or otherwise disclose to any Person any Confidential Information (as defined below) and (ii) shall not use for any purpose other than as provided in this Agreement (which permitted purpose includes the exercise of any rights or the performance of any obligations hereunder), the terms of this Agreement and the other Transaction Documents or any information (whether written or oral, or in electronic or other form and, for purposes of clarity, including the Incyte Confidential Information) furnished (including prior to the Closing Date) to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to the Confidentiality Agreement (as defined below) or the Transaction Documents (such information, “Confidential Information” of the Disclosing Party, provided that the terms of the Transaction Documents shall be Confidential Information of both Parties and Incyte Confidential Information, as between Purchaser and Seller, shall at all times be Confidential Information of Seller), except for that portion of such information that the Receiving Party can show, by competent, written evidence:

(a) was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party (provided, if such information was disclosed to the Receiving Party on a non-confidential basis by a party that is not the Disclosing Party, such party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);

(b) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates or their respective Representatives in breach of this Agreement; or

(c) was independently developed by the Receiving Party, as evidenced by written records of the Receiving Party, without use of or reference to the Confidential Information or in violation of the terms of this Agreement.

Each Party hereby acknowledges that the United States federal and state securities laws prohibit any Person that has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

The Receiving Party agrees that it shall be and remain responsible hereunder for any failure by any Person who receives Confidential Information from or on behalf of the Receiving Party pursuant to this Article VIII (including the Receiving Party’s Representatives, Affiliates, Affiliates’ Representatives, and other permitted recipients pursuant to Section 8.4) to treat such Confidential Information as required under this Article VIII (any such failure, a “Recipient Confidentiality Breach”).

Section 8.2 Disclosures to Certain Affiliates. Notwithstanding anything to the contrary provided elsewhere herein, no Affiliate of Purchaser or their Representatives shall have any obligations with respect to Confidential Information provided to Purchaser pursuant to this Agreement to the extent that such Confidential Information is not actually made available to such Affiliate or their Representatives. For the avoidance of doubt, Confidential Information provided to Purchaser pursuant to this Agreement may be disclosed by Purchaser to Purchaser’s Affiliates and their Representatives only as permitted pursuant to Section 8.4(b).

Section 8.3 Termination of Confidentiality Agreement. Effective upon the date hereof, the Mutual Confidential Disclosure Agreement, [***] (the “Confidentiality Agreement”), between Seller and Purchaser shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Article VIII.

Section 8.4 Permitted Disclosure.

(a) Without limiting Section 5.1 and except as provided in Section 5.9, in the event that a Receiving Party or its Affiliates or any of its or its Affiliates’ Representatives are requested by a Governmental Authority or required by applicable Law, regulation or legal process (including the regulations of a stock exchange or Governmental Authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent permitted by Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek (at the Disclosing Party’s sole expense) an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Disclosing Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Receiving Party or its Affiliates or its or its Affiliates’ Representatives, are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(b) Notwithstanding the other provisions of this Article VIII, either Party may disclose Confidential Information (other than disclosure by Purchaser of any Incyte Confidential Information, which is addressed solely in Section 8.4(c) and as to which this Section 8.4(b) is not applicable) with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation, including enforcing rights or remedies hereunder or responding to a subpoena in a third party litigation;

(ii) for regulatory, tax or customs purposes;

(iii) for audit purposes, provided that each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use no less rigorous than those in this Article VIII prior to any such disclosure;

(iv) disclosure to (A) its Affiliates on a need-to-know basis in order for such Party to exercise its rights or fulfill its obligations under this Agreement and (B) its Representatives, provided that in the case of each of clause (A) and clause (B), each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use applicable to such Confidential Information no less rigorous than those in this Article VIII prior to any such disclosure;

(v) as set forth in Section 5.1 and Section 5.9 (which terms shall control in the event of any conflict with this Section 8.4(b));

(vi) disclosure to its actual or potential investors and co-investors, actual or potential lenders and co-lenders, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to evaluate, consummate, report, monitor or exercise rights or take remedial action in connection with such investment, financing transaction, partnership or collaboration and that each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use applicable to such Confidential Information no less rigorous than those in this Article VIII prior to any such disclosure (or, in the case of any lenders under the Debt Financing and such lenders’ Representatives, Affiliates and Affiliates’ Representatives, such lenders, lenders’ Representatives, Affiliates and Affiliates’ Representatives to whom any Confidential Information is disclosed, are (x) bound by written obligations of confidentiality, non-use and non-disclosure [***] to such Confidential Information, [***], or, with respect to any such lenders’ Representatives, Affiliates and Affiliates’ Representatives, have agreed to be bound by obligations of confidentiality, non-use and non-disclosure applicable to such Confidential Information [***];

(vii) in connection with a merger, acquisition or change of control (including to fulfill due diligence inquiries related to a prospective merger, acquisition or change of control), provided that each recipient of Confidential Information [***]; or

(viii) to a permitted assignee in connection with an assignment permitted pursuant to Section 10.3 provided that such permitted assignee is [***].

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.4(b)(i) (other than in connection with enforcing its rights or remedies hereunder directly against the other Party) or Section 8.4(b)(ii), it will comply with the obligations of Section 8.4(a), to the extent applicable.

(c) Notwithstanding the other provisions of this Article VIII, Purchaser shall not disclose any Incyte Confidential Information to any Person without the prior written consent of Seller except that Purchaser may disclose Incyte Confidential Information or, in the case of clause (v) below, may disclose Summaries (but not, for clarity, any other Incyte Confidential Information):

(i) as and to the extent provided in Section 8.4(a);

(ii) on a need to know basis, to its Representatives, Affiliates and Affiliates’ Representatives;

(iii) on a need to know basis, to any lenders under the Debt Financing and such lenders’ Representatives, Affiliates and Affiliates’ Representatives, provided in each case with respect to such Incyte Confidential Information that such lenders, lenders’ Representatives, Affiliates and Affiliates’ Representatives are (x) [***];

(iv) on a need to know basis, to Purchaser’s general partners and such general partners’ Affiliates, and such general partners and Affiliates’ respective Representatives; and

(v) on a need to know basis, to Purchaser’s limited partners and such limited partners’ Representatives, provided in each case with respect to such Summaries that such limited partners and limited partners’ Representatives are (x) [***];

provided that, (A) the proviso to the definition of the term “Representatives” as used in the foregoing clauses (i), (ii), (iii), (iv) and (v) above does not apply to such defined term as used in those clauses and (B) as a condition to Purchaser disclosing Incyte Confidential Information to any recipient set forth in clauses (ii) and (iv) above, such recipient shall (A) be bound by written obligations of confidentiality, non-use and non-disclosure with respect to the Incyte Confidential Information no less rigorous than those under this Article VIII until (x) [***] and (y) in the case of any [***] (and, for purposes of clarity, any failure of such recipient to comply with such restrictions shall be a Recipient Confidentiality Breach under this Agreement).

Section 8.5 Use of Name. Except as required by Law and except to the extent included in SEC Documents in accordance with Section 5.9, neither Party shall use the name, trademark, service mark, trade name, or symbol or any adaptation thereof of the other Party, or of any of its Representatives or Affiliates for advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure in any document employed to obtain funds or financing without the specific prior written consent of an authorized representative of the other Party or individual whose name is to be used as to each such use (which consent may be granted or withheld in such Party’s sole discretion). Notwithstanding the foregoing, each Party may use the name, logos, and other insignia of the other Party in any “tombstone” or other advertisements, in its publications, marketing, or promotional materials to existing and prospective investors and otherwise on the website or in other marketing materials of such Party, as applicable, without the other Party’s prior approval.

Section 8.6 Seller Certificates. If any notice, document, correspondence or other information is specified to be provided to Purchaser pursuant to this Agreement and disclosure of the same to Purchaser would breach the confidentiality obligations owed by Seller to Incyte under the License Agreement, as modified by the Incyte Consent (a “Confidentiality Restriction”), then in lieu of providing Purchaser a copy of such notice, document, correspondence or other information, Seller shall, to the extent permissible under the Confidentiality Restriction, deliver to Purchaser a written summary, certified by the Senior Vice President and Chief Financial Officer of Seller or the Senior Vice President and General Counsel of Seller, of all information contained in such communication that Seller reasonably believes is material; provided, that, if Seller is advised in writing by its counsel that providing Purchaser such written summary would reasonably be expected to constitute a breach of the Confidentiality Restriction, then Seller shall paraphrase or otherwise describe the substance for Purchaser of such notice, document, correspondence or other information to the maximum extent possible while complying with the Confidentiality Restriction.

ARTICLE IX
TERMINATION

Section 9.1 Termination of Agreement. This Agreement will continue in full force and effect until the date on which Purchaser has received the last payment with respect to the Purchased Assets, at which time this Agreement shall automatically terminate.

Section 9.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force and effect, except for any rights, obligations or claims of either Party that have accrued prior to termination; provided, however, that (a) the provisions of Section 4.7, Section 5.1, Section 5.4(b) (and, to the extent applicable to Section 5.4(b), Section 5.4(d) and Section 5.4(e)), Section 5.8 [***]), Section 5.11, Article I,

Article VII (but only if a claim under Article VII is pending on the termination date, in which case Article VII shall survive until the final resolution of such claim in accordance with Article VII and Section 10.8, if applicable, and the full satisfaction of all liabilities and obligations hereunder related to such claim), Article VIII, this Article IX and Article X shall survive such termination and shall remain in full force and effect, and (b) termination shall not relieve either Party from liability for any breach of this Agreement that occurs prior to termination.

ARTICLE X
MISCELLANEOUS

Section 10.1 Specific Performance. The Parties acknowledge that the other Party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents and may be damaged irreparably in the event any of the provisions of this Agreement (including, for clarity, any of the provisions of Article VIII) are not performed in accordance with its specific terms or otherwise are breached or violated (including, for clarity, any actual or threatened breach of Article VIII by Purchaser or Seller, any of their respective Affiliates or any of their or their Affiliates’ respective Representatives). In such event, the Parties agree that the other Party shall have the right, without posting bond or other undertaking, to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement (including, in the case of Article VIII, threatened breach) and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation (including, in the case of Article VIII, threatened breach), it will not assert, and irrevocably waives the defense that a bond or other security will be required. For the avoidance of doubt, such remedy shall not be deemed to be an exclusive remedy with respect to any of the breaches to which it relates but shall be in addition to all other rights and remedies available at law or equity to Seller or Purchaser (as applicable).

Section 10.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to Seller, to:

MacroGenics, Inc.
9704 Medical Center Drive
Rockville, MD 20850
Attention: President and Chief Executive Officer
Attention: Senior Vice President and General Counsel
Email: [***]
Telephone: (301) 251-5172

with a copy, which shall not constitute notice, to:

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121-1117
Attention: [***]
Email: [***]
Telephone: [***]

if to Purchaser, to:

Sagard Holdings Manager LP
161 Bay Street, Suite 5000 Toronto, Ontario
M5J 2S1
Canada
Attention: [***]

Email: [***]

With a copy, which shall not constitute notice, to:

Ropes & Gray
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: [***]
Telephone: [***]
Email: [***]

The Parties may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) This Agreement, or any rights or obligations of Seller hereunder, may not be assigned or transferred by Seller without the prior written consent of Purchaser; provided that Seller may assign this Agreement in its entirety without the prior written consent of Purchaser (i) to an Affiliate or (ii) to any Person that acquires all or substantially all of Seller’s business (including the Licensed Technology (to the extent of Seller’s rights therein) and, if and to the extent still in effect, the Material Agreements), whether by merger, sale of assets, or otherwise, so long as (A) Seller promptly notifies Purchaser of such assignment, (B) such assignee expressly assumes all obligations of Seller under the Transaction Documents (and, if such assignee is an Affiliate and the assignment is not in connection with a sale of all or substantially all of Seller’s business, by merger, sale of assets or otherwise, Seller shall remain liable to Purchaser for its obligations to Purchaser hereunder (and Purchaser shall be entitled to seek recovery for any breach or default of an obligation of Seller hereunder from Seller or from such Affiliate assignee)), and
(C) if such assignee, transferee or acquiror is Incyte, then Incyte expressly agrees to continue performing its obligations set forth in the License Agreement in respect of and relating to the Purchased Assets as if such assignment had not occurred.

(c) Subject to Section 10.3(d), this Agreement as a whole may not be assigned by Purchaser without the prior written consent of Seller; provided that Purchaser may assign its rights and obligations under this Agreement in its entirety to an Affiliate of Purchaser without the prior written consent of Seller, provided that (i) Purchaser promptly notifies Seller in writing of the identity of such Affiliate, (ii) such Affiliate agrees in advance and in writing to be subject to all of the same terms, conditions and limitations as apply to Purchaser under this Agreement, the Bill of Sale and the Incyte Consent, (iii) such Affiliate agrees in advance and in writing to expressly assume all obligations of Purchaser under this Agreement and the Bill of Sale, and (iv) if the assignment is not in connection with a sale of all or substantially all of Purchaser’s business, by merger, sale of assets or otherwise, Purchaser shall remain liable to Seller for its obligations to Seller hereunder (and Seller shall be entitled to seek recovery for any breach or default of an obligation of Purchaser hereunder from Purchaser or from such Affiliate assignee), except that, if such assignment is to an Affiliate acting as borrower under the Debt Financing, which Affiliate (x) is entitled to draw on any available commitment under the Debt Financing and (y) has access to the same management resources as Purchaser (as a result of Sagard Holdings Manager LP acting as both manager of Purchaser and as servicer of such Affiliate’s assets) for purposes of satisfying any of its obligations hereunder, Purchaser shall only remain liable to Seller for any liability of Purchaser hereunder that was incurred or arose hereunder from events or occurrences prior to such assignment by Purchaser (including, for the avoidance of doubt, in respect of any confidentiality obligations of Purchaser hereunder with respect to Confidential Information received prior to such assignment, which Confidential Information Purchaser shall continue to maintain in confidence in accordance with the terms of this Agreement); provided that, other than with respect to any such liabilities, such Affiliate shall agree to assume all of Purchaser’s continuing obligations hereunder.

(d) Purchaser may also assign its rights and obligations under this Agreement in its entirety to any Person other than an Affiliate of Purchaser (other than a competitor of Seller, as determined by the board of directors of Seller in good faith, provided that in no event shall any financial investment firm, collective investment vehicle, lenders and other commercial sources of funding be deemed a competitor of Seller), whether by merger, sale of assets or otherwise, provided that (A) (i) Purchaser shall have promptly notified Seller and Incyte in writing (in accordance with Section 15.1 of the License Agreement) of such proposed assignment, including the identity of the assignee and (ii) Seller and Incyte shall each have consented in writing to such assignment (and to the disclosure to such assignee of applicable Confidential Information and Incyte Confidential Information) (such consent of Seller not to be unreasonably delayed or withheld), (B) such assignee agrees in advance and in writing to be subject to all of the same terms, conditions and limitations as apply to Purchaser under this Agreement and the Incyte Consent, and (C) such assignee agrees in advance and in writing to expressly assume all obligations of Purchaser under this Agreement and the Bill of Sale. For the avoidance of doubt, this Section 10.3(d) shall not apply to any collateral assignment pursuant to Section 10.3(g).

(e) Any permitted assignee of the rights of Purchaser to receive Confidential Information of Seller under this Agreement (and, if applicable, its rights to receive Incyte Confidential Information) shall, as a condition to such assignment, agree in writing to be subject to confidentiality and non-use obligations no less rigorous than those set forth in Section 5.1 and Article VIII with respect to such Confidential Information (and, for the avoidance of doubt, no permitted assignment under this Agreement shall relieve the assignor from its confidentiality and non-use obligations under Article VIII); provided, that such condition shall be deemed to be satisfied with respect to (i) any permitted assignee of Purchaser who agrees in advance and in writing to assume all obligations of Purchaser under this Agreement (including without limitation the confidentiality and non-use obligations applicable to Purchaser pursuant to Section 5.1 and Article VIII with respect to Confidential Information (and, if applicable, Incyte Confidential Information)) and the Bill of Sale, and (ii) with respect to the Debt Financing Collateral Agent (as defined below) as permitted collateral assignee pursuant to Section 10.3(g), provided that the Debt Financing Collateral Agent, its Affiliates and its and its Affiliates’ Representatives to which any Confidential Information is disclosed are (x) bound by written obligations of confidentiality, non- use and non-disclosure under the operative documents for the Debt Financing applicable to the Confidential Information [***]
.
(f) Any purported assignment or transfer in violation of this Section 10.3 shall be void ab initio and of no effect.

(g) Notwithstanding anything to the contrary herein, without the prior written consent of Seller, Purchaser or any Affiliate to whom Purchaser has assigned its rights and obligations under this Agreement in their entirety in accordance with Section 10.3(c), may assign or pledge all of Purchaser’s or such Affiliate’s, as applicable, right, title and interest in the Purchased Assets to Morgan Stanley Asset Funding Inc., as agent for the lenders (in such capacity, the “Debt Financing Collateral Agent”), as collateral for a permanent debt financing facility that requires Purchaser or such Affiliate to make such assignment or pledge (the “Debt Financing”) (including in connection with any exercise or enforcement of remedies in connection therewith).

Section 10.4 Independent Nature of Relationship. The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed (including for tax purposes) to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form. If there is an inquiry by any Governmental Authority of the Purchaser or the Seller related to the treatment described in this Section 10.4, the Purchaser and the Seller shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 10.4.

Section 10.5 No Personal Liability. It is expressly understood and agreed by Seller and Purchaser that:

(a) each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be and is not a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Non-Warranting Parties”);

(b) other than Seller, no Person, including the Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby;

(c) the provisions of this Section 10.5 are intended to benefit each and every one of the Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Law; and

(d) the provisions of clauses (a) – (c) of this Section 10.5 shall apply to Purchaser, mutatis mutandis.

Section 10.6 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Agreement, including the Confidentiality Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Documents) has been made or relied upon by either Party.

Section 10.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of Seller and Purchaser and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder; except that the Non- Warranting Parties are express third party beneficiaries of Section 10.5 and the Purchaser Indemnified Parties and Seller Indemnified Parties shall be third party beneficiaries of the benefits provided for in Article VII.

Section 10.8 Governing Law; Jurisdiction; Venue; Consent to Service.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New

York, and any appellate court from any thereof, in any Action arising out of, relating to or in connection with this Agreement, or for recognition or enforcement of any Judgment, and the Parties hereby irrevocably and unconditionally agree that all claims in respect of any such Action may be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such federal court. The Parties agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law.

(c) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any court referred to in Section 10.8(b). The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court.

(d) Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of either Party to serve process in any other manner permitted by applicable Law. Each of the Parties waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.9 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Severability. If one or more provisions of this Agreement are held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties shall replace such invalid, illegal, or unenforceable provision with a new provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal, or unenforceable provision. Any provision of this Agreement held invalid, illegal, or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal, or unenforceable.

Section 10.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Parties shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or Adobe™ Portable Document Format (PDF) sent by electronic mail or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 will be deemed to be original signatures, will be valid and binding upon the parties, and, upon delivery, will constitute due execution of this Agreement.

Section 10.12 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed, or modified except with the written consent of the Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No notice to or demand on either Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.13 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law.

Section 10.14 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

MACROGENICS, INC.

By:
Name: Scott Koenig, M.D., Ph.D.
Title: Chief Executive Officer and President

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

SAGARD HEALTHCARE PARTNERS (DELAWARE) II LP
By: [***]

By: [***]
Name: [***]
Title: [***]

By: [***]
Name: [***]
Title: [***]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

SAGARD HEALTHCARE PARTNERS (DELAWARE) II LP
By: [***]

By: [***]
Name: [***]
Title: [***]

By: [***]
Name: [***]
Title: [***]

EXHIBIT A
[***]

EXHIBIT B

[***]

Schedule A to Instruction Letter

EXHIBIT C

[***]

EXHIBIT D
[***]

EXHIBIT E
DISCLOSURE SCHEDULES

[***]

EXHIBIT F

LICENSE AGREEMENT AND ROYALTY REPORTS

[***]

EXHIBIT G
PRESS RELEASE

EXHIBIT H
INCYTE CONSENT

[***]

Exhibit A

[***]

EXHIBIT I

SUPPLY AGREEMENT (REDACTED)

SCHEDULE 1.1
KNOWLEDGE INDIVIDUALS

[***]